EXHIBIT 99.1

Aflac Announces 90-Day Grace Period for Premium Payments in Hurricane Disaster Areas

COLUMBUS, Ga. - August 31, 2005 - Aflac announced today that the company will allow a 90-day grace period for premium payments due from its policyholders in counties and parishes proclaimed disaster areas by the Federal Emergency Management Agency (FEMA) due to Hurricane Katrina.

The Columbus, Ga.,-based insurer extended the grace period to assist the many families who have been displaced by the recent natural disaster. Counties in Alabama, Florida, Mississippi and parishes in Louisiana were proclaimed disaster areas by FEMA.

"Our hearts go out to those affected by Hurricane Katrina," said Dan Amos, Aflac Chairman and Chief Executive Officer. "By allowing this grace period for premium payments, we hope to help ease the financial impact of this natural disaster on our policyholders. Everyone is in our thoughts and prayers."

Aflac is the number one provider of guaranteed-renewable insurance in the United States and Japan. Aflac's insurance products provide protection to more than 40 million people worldwide and pay cash benefits to policyholders unless they chose otherwise. Aflac's products are primarily sold at worksites in the United States. In Japan, Aflac is the largest life insurer in terms of individual insurance policies in force. In January 2005, Aflac was included in Fortune magazine's list of "The 100 Best Companies to Work For in America" for the seventh consecutive year. In August 2005, Aflac was included in Fortune Magazine's list of "Top 50 Employers for Minorities." Aflac has also been included in Forbes magazine's Platinum 400 List of "America's Best Big Companies" for five consecutive years and in Fortune magazine's listing of "America's Most Admired Companies" for five consecutive years. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.

Media Contacts:
Mechell Clark
Aflac Incorporated
(706) 243-8004
meclark@aflac.com

Laura Kane
Aflac Incorporated
(706) 596-3493
lkane@aflac.com